Exhibit 99.3

Common Stock		Other Shares and Equivalents Outstanding (4)		Total Potential Outstanding Common Shares (Fully Diluted)
	Outstanding as of 3/21/2019 (1)	Escrowed Founder shares (2)	Exercise of outstanding warrants (3)
Shares by Type
Public Shares	14,321,606			14,321,606
Shares Underlying Public Warrants	—		10,833,316	10,833,316
Shares Underlying Founder & TH Director (former & current) Warrants(5)	—		5,333,334	5,333,334
Founder Shares(6)	3,034,102	5,015,898		8,050,000
Former Platinum Eagle Director Shares(7)	75,000			75,000
TDR (8)	74,786,327			74,786,327
PIPE Investors (9)	8,000,000			8,000,000
US GAAP Basic Outstanding Share Count for EPS (1)	100,217,035
Add: Escrow Shares	5,015,898
Total Outstanding Common Shares(4)	105,232,933	105,232,933	121,399,583	121,399,583

(1) Excluded from the US GAAP Basic Outstanding Share Counts are 5,015,898 common shares (the “Escrow Shares”) issued and outstanding that have been deposited into an escrow account that have no voting or economic rights while in escrow. See further information on the earnout agreement and the escrow agreement exhibit 10.2 and 10.3 of the 8-K filed March 21, 2019 (the “8-K”). Note that these shares will be excluded from the EPS calculations prospectively (basic & diluted) until those shares are released from Escrow.

(2) These Escrow Shares will be released if at any time during the period of three 3 years following the date hereof, the closing price of the shares of the Company’s Common Stock as reported on NASDAQ or any other national securities exchange exceeds $12.50 per share (50% release) and $15.00 per share (remaining 50% release) for 20 of 30 consecutive days.

(3) Assumes exercise of all outstanding warrants, including: (i) 10,833,316 Public Warrants and (ii) 5,333,334 Private Placement Warrants (as defined below). Each warrant entitles the holder thereof to purchase one share of TH common stock at a price of $11.50 per share.

(4) Total outstanding common shares in the “Other Shares and Equivalents Outstanding” columns represent the cumulative amount of outstanding common shares if each of the potential events in items 1-3 were to occur.

(5) Comprised of shares issuable upon exercise of certain warrants issued to the initial investors and former independent directors of Platinum Eagle in a private placement transaction concurrent with the initial public offering of Platinum Eagle (the “Private Placement Warrants”).

(6) Reflects shares (the “Founder Shares”) held by the Founder Group, as defined in the earnout agreement, filed as exhibit 10.2 to the 8-K. Excludes any shares purchased by any member of the Founder Group in the open market.

(7) Includes certain shares held by the former directors of Platinum Eagle Acquisition Corp. who are not members of the Founder Group as defined in the earnout agreement, filed as exhibit 10.2 to the 8-K.

(8) Includes the shares that were issued to the sellers of Target Parent and Signor Parent in connection with the business combination.

(9) Includes shares issued to investors for an equity offering for private investment in public equity.